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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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[Explanatory Note: Attached is the text and related slides of a presentation made via telephone to the Council of Institutional Investors on 3/11/02]

COUNCIL OF INSTITUTIONAL INVESTORS
PRESENTATION COMMENTS

[Operator Script]

[Grace Protos Introduction

Before we get started, we need to remind you that some of our comments and responses to your questions may include forward-looking statements. These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Actual results may vary materially.

We will be referencing a set of slides that are available on the web at www.VoteNoHPCompaq.com.]

I’m Walter Hewlett. I am a 15 year director of HP and the only director of both HP and Agilent. I have been on the board with three CEOs and I have been close to the company for forty years. Process line

Before I begin, I would like to thank Sarah Teslik and all of the staff at the council for their help in putting this call together and for granting me this opportunity to address the council.

I am running this campaign in my capacity as a shareholder. I am a fiduciary for the Hewlett Foundation and the Hewlett Trust, which together own 109 million shares of HP. This proposed merger has cut billions and billions from the value of HP, and I believe it will permanently reduce the value of our holdings if it goes ahead.

I have opposed this merger since it was raised out of the blue at the May 2001 board meeting, when Carly Fiorina reported that Michael Capellas had called to say that Compaq wanted to be bought by HP. I thought then that this was the wrong move, that it was counter to our strategy of focus when we spun off Agilent, and that it would reduce HP’s multiple and stock price. I told the Board at that meeting I was against the idea, and throughout the summer I continued to make my views known. I never would have voted in favor of the merger as a director had I not been advised by HP’s outside counsel that I could oppose it later as a stockholder.

At this stage, though, I believe I represent the views of a majority of the stockholders. The market does not like this transaction. The 19 % negative reaction on the first day was a shock to the board. The Hewlett Foundation’s independent stock committee, on which I do not sit, voted to oppose the merger in November.

Following the Foundation’s decision, as a Trustee of the Hewlett trust, I also decided to oppose the merger.

Later, the Packard Foundation Board also decided unanimously to vote against the merger, with the advice of Booz-Allen. By the way, Lou Platt, former CEO, and Dean Morton, former COO, are on the Packard Foundation Board and share my views about this transaction and the best way forward for HP.

Since then many more shareholders have publicly stated their intention to vote against the merger and others have privately told the same to me. Just last week, CalPERS, the nation’s largest pension fund, which invests over $151 billion, and a recognized champion for better corporate governance and stockholder value, announced that it would vote against the merger because “the immediate and potential long-term negative financial risk, high premium paid, significant integration risk, and strategic uncertainty of the proposed combination” lead them to conclude that the merger “did not present the best alternative for value creation” to their portfolio.

Also last week, Ontario Teachers Pension Plan came out against the deal and S&P downgraded HP by three notches; each citing concerns which coincide with mine.

Please turn to page 3.

I’d like to start by framing the discussion with my overriding concern, which is for stockholder value. All of the analysis that follows boils down to my fundamental belief that this merger will destroy stockholder value and that there are less risky ways to create stockholder value than merging with Compaq.

Why is this merger such a bad idea for HP shareholders?

1.	First, the financial impact has been and will continue to be negative;

2.	Second, the portfolio shift out of a good business and into a bad one significantly reduces the prospects for HP’s future growth and profitability;

3.	Third, there is huge execution risk; and

4.	Fourth, this does not solve the known strategic gaps for HP.

Each of these four reasons is enough to oppose the deal, together the case is overwhelming.

On the next page, page 4, is the market reaction.

The market has clearly signaled that this transaction is bad for HP shareholders. When it was announced, and also when we announced our opposition.

HP is down: the index is up. HP’s multiple has declined by 16%, while the index of comparables increased by 27%.

HP shareholders have lost $10 billion against the index, and $5 billion absolutely.

Why is HP’s stock price down? Let’s turn to the next chart for the answer.

On page 5 you can see that this deal is priced wrong, whatever you think of it strategically. HP is issuing a billion shares at a multiple of 18 times 2002 earnings and buying Compaq at 48x 02 — double the mean multiple of prior transactions in the industry and double the multiple HP thought they were paying when the deal was struck.

Why this multiple disparity? Compaq’s earnings outlook has collapsed while HP’s has actually improved. Shortly after the transaction was announced, Compaq drastically lowered expectations for the third quarter and the year. At the time the transaction was announced Compaq was expected to earn $0.36 in 2001, $0.66 in ‘02 and $0.88 in ‘03. It actually earned $0.15 in ‘01 and is now projected to earn $0.27 in ‘02 and $0.51in ‘03.

As a result, the transaction would reduce 2002 earnings, before net cost savings, by $0.26 per share, and by $0.20 per share in 2003. At a multiple of 20x, this is a loss of value of $4 to $5 per share.

It is inconceivable that HP would agree to this exchange ratio if the transaction were to be renegotiated today.

Looking at the deal on a net present value basis, taking into account the dilution and using more reasonable, experience-based, assumptions about cost savings, revenue loss and contribution margin, the transaction has a negative present value of between $4 and $5 per share.

Let’s turn to page 6, where you can see the unattractive pro forma business mix.

As you can see on the left, we now have 43% of our revenues in imaging and printing, a wonderful business, and 24% in commodity computing, that is PCs and low-end NT servers, where both HP and Compaq lose money.

After the merger, on the right, HP would have only 25% of its revenues in imaging and printing, and a full 40% in commodity computing. From the point of view of an HP shareholder, this makes no sense at all. We are unfortunately selling a good business cheap and buying a bad one at a very high multiple.

We would have approximately $30 billion of commodity computing revenues in the merged entity, with a business model that is not competitive with Dell, where Dell sets the prices. A 1% price cut on average would mean $300 million less in operating profit. This is a huge vulnerability.

Access and PCs are only projected to grow at a little over 1.0% per year over the next five years.

The imaging and printing business, in contrast, is expected to grow at over eight percent per year through ‘05 and have almost 12% operating margins. It is a higher growth market, with better margins. And we have a commanding presence there with significant competitive advantages.

On page 7, I’d like to discuss the huge integration risk.

This transaction is bigger and more complex than any previous technology deal. Everyone acknowledges that no large computing merger has succeeded.

Faced with this fact, management is reduced to arguing that this transaction is more like an oil and gas or financial services transaction, in a mature and stable industry, though technology and computing are obviously different. In computing, the product cycles are short, and the need to consolidate platforms impacts customers in a way which is totally absent in other industries.

A merger of equals is the toughest kind of integration to pull off. It is much harder than an acquisition, and certainly much harder than a spin-off. A spin-off creates focus, creates winners, and doesn’t require integration. In mergers of equals there is invariably a battle for power, sometimes subtle at first, but often becoming quite blatant, and there is no reason to think it will be different this time. Who will win two years from now? Texas or Silicon Valley? The Dallas Morning News is already placing its chips on Michael Capellas, and the Houston Chronicle’s technology columnist has said that Compaq would be better off without HP and the huge problems integration would bring.

Employees and customers are often the ones who experience the most turmoil in mergers of equals. Turmoil among employees and customers invariable translates into lost shareholder value. In this case integration will be even more difficult in light of the widespread opposition to the merger among employees and in light of the negative views on the merger held by many customers.

Many investors we have visited have told us that some of their biggest investment headaches have come from failed integrations.

Regrettably, there is nothing in the track record of the current CEO to give you confidence that this integration will go well. We understand the Bluestone integration seems to have failed, and Carly Fiorina has acknowledged that the 1998 Philips/Lucent Joint Venture was a catastrophe even though she said it too would “hit the ground running.”

Now let’s look at the strategy. Please turn to page 8.

We believe the HP/Compaq strategy is a flawed strategy.

Buying Compaq is not the culmination of two and a half years of strategic thinking. How could it be? HP was methodically looking at services acquisitions and came up with the PWC merger not long ago, which was a totally different strategy. Then in November of 2000 Carly Fiorina promised to focus and grow the existing businesses at 15 to 17% a year.

Compaq came up opportunistically when Michael Capellas suggested the transaction to Carly. It is strategically flawed because:

First, with this merger, HP would be committing itself to be the world’s largest provider of commodity computing: this is a terrible business, where the profits go to Intel, Microsoft and Dell.

Second, it is a business in which scale alone does not lead to profitability. If scale were the answer, HP, which is smaller than Compaq, would be less profitable. In fact, the case is just the opposite: HP is more profitable. If scale were the answer, Dell would not have overtaken Compaq as the number one supplier of PCs.

Third, HP’s goal of “end to end” solutions for everyone will lead to lack of focus. Trying to do too much has been the downfall of many conglomerates. As Business week said, it is like a chef trying to simultaneously compete with McDonalds and Le Cirque. HP can’t out Dell- Dell and out IBM-IBM at the same time; and make no mistake, that is what this merger would require.

Fourth, HP has some key strategic gaps in services and software that this merger does not fill.

Look on page 9 at how the profits in PCs are shared. Microsoft and Intel take the lion’s share, Dell makes money, and all the other major manufacturers combined have a cumulative loss since 1998. This is the market into which HP is expanding.

Page 10 illustrates the extent of Dell’s advantage over Compaq. Last year, 92% of Dell’s worldwide PC sales were direct, versus 21% at Compaq. Compaq’s “direct” model in the US is not the same as Dell’s direct model, and the “60%” direct figure so often quoted relates only to US commercial PCs, 31% of Compaq’s sales.

Compaq’s dual-channel model leaves it with operating expenses twice those of Dell.

Page 11 shows that Dell’s better business model has allowed it to continually lower prices, stay profitable, and take share from Compaq in the PC market. And the same thing is happening at the low end of NT servers, as this page demonstrates.

Next page. What a contrast with the imaging and printing business. Those of you who heard Vyomesh Joshi, President of HP’s Imaging and Printing Systems, in New York will recognize page 12 from HP’s analyst presentation. It shows how well positioned we are and what tremendous growth opportunities lie ahead. We have proprietary technology, high intellectual property, a long history of leadership, and are executing well.

Page 13 is another slide from HP’s analyst presentation. It shows that not only do we now have high market share, good margins, good growth, and proprietary technology, but I&P is a business on the cusp of some enormous growth opportunities: for example, the whole business of digital photography, where the technology is fundamentally disrupting the way pictures are taken, stored, displayed, edited and printed and commercial printing, which is twenty times the size of our existing markets. It is indeed a target-rich environment.

Why on earth would HP shareholders give up 35% of this to expand into commodity computing? If Imaging and printing is worth $20 per share, we are effectively giving up $7 per share in I& P, or $14 billion in value, and plowing that back into a business which is over-weighted in commodity computing.

On page 14, I’d like to discuss what happens to HP when the proposed merger gets voted down. Most HP investors do not like this deal, and as a result, most of my recent conversations with institutions have been about what happens if shareholders vote this transaction down.

I ‘d like to segment the answer into three parts:

1.	what broad strategy do I think the company should follow,

2.	what happens to the board,

3.	what happens to management.

As for strategy, it is really quite straightforward. Think about what HP should have done had Michael Capellas not made that phone call to Carly last May. HP should focus its attention on where it has strengths, build where it can add value in attractive markets, and get out of businesses where we are unlikely to win. We have to make choices, it is an essential part of management.

So what are these assets?

First, we have to invest in and protect our Imaging and Printing business. The biggest strategic mistake we could make would be to under-invest in this business, or to sell part of it at a low price.

Second, HP should aggressively grow high-end consulting and outsourcing services organically and through targeted add-on acquisitions and compete in Unix, Linux, and NT with value-added services and systems.

The IDC figures that were just released last week show that — year-over-year — HP has strengthened its positions in the entry-level, mid-range and high-end UNIX server markets and has grown its share of overall UNIX server revenues.

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Third, in commodity computing, we need to recognize that these are commodity markets, where the value added is provided by Microsoft and Intel. HP brings no added value in commercial, low cost commodity computing. We do not need to seek revenue growth in this space.

As IBM’s CEO said last month about commercial PC’s, there are some businesses where top line growth is not a good idea. HP should not chase profitless revenue.

Finally, in consumer products and consumer PCs HP has a great consumer brand. We are in consumer PCs because of the strength of that brand, and our strong relationships with the dealer channel. We make money in consumer PCs and we should continue to build and exploit this brand with new products.

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Page 15 illustrates the financial impact of the focus and execute strategy.

HP’s presentations suggest that HP would forever be doomed to stand still and repeat 2001 like groundhog day, if the merger does not happen. The right comparison is of course 2003 without the merger.

What we believe is possible is a return to an 8.4% EBIT margin in 2003, on the basis of reduced losses in commodity computing, expansion of services, continued cost cutting, and some market improvement.

Remember that HP achieved 8.8% margins on average from 1998 to 2000, so this is not a stretch to achieve this goal.

The assumptions required to reach these margin levels are far less ambitious than the assumptions used by management in their hypothetical 2003.

The reason we can be much less aggressive in our assumptions about the base business and still end up better on a per share basis is that

1.	the business mix remains weighted toward higher-margin, higher-growth mix;

2.	we don’t have to contend with the $0.20 per share dilution resulting from issuing a billion shares; and

3.	we don’t have to contend with integration based revenue loss.

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Page 16 is an analysis of the shareholder value impact.

This is a simple projection of potential future stock prices based on an EPS projection and a price-earnings multiple. On the left hand side are HP scenarios without Compaq. On the right hand side are two merger scenarios: our analysis of what we believe to be a realistic merger scenario and management’s perfect execution merger scenario.

You can see that scenarios without Compaq generate much higher share prices. We believe that HP could be a $36 stock under the focus and execute strategy (the second bar from the left) and that it would be only a $20 stock under the realistic merger scenario (the sixth bar from the left).

At the bottom of the page are the EPS figures for each of the scenarios. Starting on the left you see the $1.63 achieved in the focus and execute strategy. Next is the current First Call estimate of $1.35 based on the company’s current strategy. On the right, the $1.51 management set out for 2003 in New York at their analyst presentation and to the left of that, $1.08, the EPS the merged company would generate under our more realistic assumptions.

In the shaded area above the stock prices you can see that we’ve valued HP without Compaq at a 22.1x multiple and HP with Compaq at an 18.5x multiple. This multiple differential contributes to the greater value we believe is achievable with a focus and execute strategy. We believe there are compelling reasons why the multiple of the merged company would be lower than HP’s without Compaq: the merged company would have lower returns on equity, a lower growth profile, a riskier business mix, a lower credit rating and less predictable earnings.

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HP was trading at 22.1x before the transaction was announced and is currently trading at 18.5x. The decline in multiple isn’t because the comps have traded off. The comps have in fact traded up: they were at 22x before the deal was announced and are now at almost 28x.

One other point worth making on this slide is that with the multiple differential, HP’s current strategy with a $1.35 in EPS for ‘03 results in higher value than management’s perfect execution merger scenario ($29.83 at the top of the fourth bar vs. the $28.01 at the top of the last bar).

Let’s turn to page 17 to look briefly at the assumptions underlying the focus and execute strategy. Our assumptions about the base business are definitely more conservative than management’s. Note particularly the management assumption of a 9.2% margin in the Enterprise, a heroic objective, given the big exposure to low end NT, currently unprofitable for both companies. We assume just 3.9%. In PC’s we assume 1% margin, where management is again aggressively assuming a 3% margin. These assumptions are given in more detail in the appendix on pages 28 and 29.

To summarize then: the strategy for Hewlett-Packard is incremental expansion, focus and execution, instead of what amounts to a giant merger with a troubled company.

•	In Imaging and printing, we need focus, and possible separation.

•	In the enterprise, we need to build high-end services and consulting and refocus on the technology portions of the market where we add value.

•	And in access, reduce our participation and restructure for profitability.

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Now, to address the board and management on page 18:

First off when the merger is terminated, there is no break up fee payable.

The directors are professional people. Right now, as you’d expect, and as the merger agreement contractually requires, they’re doing what they can to support the merger.

If shareholders reject this merger, as we argue they should, the board will deal with this in a responsible way and move forward. Dick Hackborn, one of HP’s directors, and others have now said so publicly.

I divide the issue of management into two parts: the CEO, and everyone else: I don’t believe Carly Fiorina will survive as CEO if this transaction is turned down by the shareholders. She has made this vote a referendum on herself. It will be her second major aborted transaction in less than two years. And if the merger is defeated, I don’t think she will have the credibility to lead this company.

When the CEO leaves I expect the board will appoint a search committee for a new CEO. I expect this time that I will be on that committee. The opportunity is highly attractive, and within three or four months we should be able to attract many candidates. I believe we should find a current CEO with good management experience and a track record for creating shareholder value. This time around we do not want someone learning on the job.

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Many companies have changed their CEO’s as part of good governance. It is not something to be feared: in most cases shareholder value has been protected and enhanced. Steve Jobs at Apple and Lou Gerstner at IBM are good examples in the computing industry.

The rest of the senior management team will stay. They are all highly professional, many of them have had long careers at HP; they are vested in HP, and have an average of 17 years of experience with the company, which remains a great company and a great place to work.

These are the people who, at an operating level, have been running the company day to day while this debate has been on going and have continued to deliver good results in the last two quarters. Many of them had to be persuaded to support this merger; there will be no recriminations when it is turned down. Everyone understands that these managers work for the CEO and must support her position while she’s in charge. Bob Wayman, the CFO, has said publicly that he has no plans to resign, and does not think the rest of management will either.

I am convinced there will be no disruption in the day-to-day operations of Hewlett-Packard when the merger is voted down. On the other hand the merger would be infinitely more disruptive than a simple change of CEO.

I am convinced that the focus and execute strategy produces a lower risk, higher return path for HP, and so far, most of the shareholders I have spoken with to seem to agree. Having met with over 100 large shareholders, I have a very good sense of what shareholders want, and I will be an outspoken advocate for what is in shareholders’ interests at the board

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I’d like to address a final concern I’ve heard from some shareholders: that if the merger is defeated, HP will lapse back into its complacent old ways.

Nothing could be further from the truth. If this proposed merger has achieved one thing, it is a wake up call to HP. The Board, knows, the management knows, the employees know, that HP has to make tough decisions about costs and about allocation of capital, as we have done at Agilent. I am certain that the company is ready for the right kind of change.

So, in closing, we urge you to vote AGAINST the HP/Compaq merger. In our opinion it is not possible:

1.	that the market is wrong

2.	that Compaq is worth twice HP’s multiple

3.	that Carly Fiorina can pull this off successfully in an industry where NO management team has ever done it before

4.	that now is the time to sell 35% of our best business to invest in our worst business

5.	that integration planning is the equivalent of execution in 160 different countries with 145,000 employees where execution has defeated all previous computing mergers no matter how well planned

6.	that Moody’s and S&P are wrong

7.	that the competition really is “on hold” in the information technology industry and aren’t already benefiting from this proposed merger

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8.	that our own employees and retirees who know this company best who are against this merger more than two-to-one are wrong

9.	that Calpers, Ontario Teachers, Brandes, The Hewlett and Packard Foundations, and today, Wells Fargo, and all the other shareholders who oppose this transaction are wrong

The board of HP holds less than 3/10 of one percent of HP’s stock. The Hewlett’s and Packard’s collectively have over 18%, a stake worth over $7 billion. The issue is shareholder value and we are voting AGAINST the merger.

I believe that with hard work, strong leadership and a clear focus on stockholder value, HP can do far better for its stockholders than acquiring Compaq. I urge you to join me in voting AGAINST the merger of Hewlett-Packard with Compaq.

Thank you very much, operator I’ll now take any questions.

[Q&A Session]

Once again, I would like to thank you all for joining us today.

HP has many strengths to build on — a leading position in the very attractive imaging and printing market, a great consumer brand, a strong reputation with enterprise customers and a prodigious source of innovation in HP Labs.

Do not allow HP to make a $25 billion mistake by acquiring Compaq. It is wrong for HP. It is wrong for stockholder value. It is wrong for you.

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This presentation was prepared for and on behalf of the Trustees of the William R. Hewlett Revocable Trust as soliciting material. The Trustees’ advisors have been retained as independent contractors to the Trustees and have no fiduciary, agency or other relationship to the Trustees, the Trust or to any other party, all of which are hereby expressly disclaimed. Therefore, no obligation or responsibility is assumed to any person with respect to this presentation. This presentation does not purport to be a complete description of the views of or analyses performed by the Trustees or its advisors.

Except as otherwise noted herein, this presentation and the views expressed herein, as well as any estimates herein, are based on publicly available information and on consultants’ and industry reports as well as on the views of certain consultants retained in connection with the consideration of the proposed merger by the Trustees. This presentation and the views expressed herein assume and rely upon the accuracy and completeness of all such publicly available information, reports and views and no responsibility for independent verification of any of the foregoing has been taken. All views and estimates expressed herein are based on economic and market conditions and other circumstances as they exist and can be evaluated as of March 8, 2002.

The views expressed in this presentation are judgments, which are subjective in nature and in certain cases forward-looking in nature. This presentation also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. We do not assume any obligation and do not intend to update these forward-looking statements. The information contained in this presentation does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. In addition, where quotations have been used herein, permission to use quotations was neither sought nor obtained.

This presentation and the views expressed herein do not constitute a recommendation by Friedman Fleischer & Lowe or The Parthenon Group to any holder of shares of Hewlett-Packard or Compaq with respect to how such shareholder should vote with respect to the proposed merger and should not be relied upon by any holder as such a recommendation.

2

3

Financial Evaluation

Market Reaction

Indexed Stock Price Performance

The market has made its view of the transaction clear on two separate occasions: 1) when the deal was announced, and 2) when the Hewlett Foundation and William R. Hewlett Revocable Trust announced their opposition to the deal

8/31/01-3/8/02

140%
130%
120%
110%
100%
90%
80%
70%
60%
Indexed Value vs. 8/31/01
8/31/01
9/30/01
10/31/01
11/30/01
12/31/01
1/31/02
2/28/02
9/3/01: HP/Compaq Merger Announced. HP share price drops 19% the day after announcement.
11/6/01: Walter Hewlett Announces Opposition. HP share price rises 17% on the day of the announcement.
Comparable Company Index[1] 11%
HP (11%)

Note: Stock data through 3/8/02.

[1]	This index is comprised of companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP relating to HP’s proposed merger with Compaq and includes Apple, Accenture, Computer Sciences, Dell, EDS, EMC, Gateway, IBM, KPMG Consulting, Network Appliance, Sun. Index is weighted by shares outstanding.

4

[1]	Carly Fiorina speaking on CNBC Squawk Box 2/7/02.

[2]	HP/Compaq multiple paid is based on Compaq FY02 EPS estimate from First Call and HP price as of March 8, 2002, based on deal ratio of 0.6325 HWP shares for each share of CPQ. Historical forward P/E ratios are based on terms of the deal as per company filings at time of announcement and target First Call EPS estimates for the next fiscal year on the day prior to the announcement of the deal.

5

[1]	Based on actual results from FY 2001 and segment projections from Bernstein research dated 12/18/01.

[2]	Based on actual results for CY 2001 for Compaq, actual results for FY 2001for HP and segment projections for HP from Bernstein research dated 12/18/01 and segment projections for Compaq from Banc of America research dated 1/17/02.

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[1]	The Wall Street Journal, December 17, 2001, emphasis added.

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[1]	In CY2001, Compaq lost $587MM on PC revenue of $15.2B and HP was projected to lose $192MM on PC revenue of $9.1B, see Definitive Proxy filed with the SEC on 2/5/02.

[2]	Goldman Sachs, “Goldman Sachs IT Spending Survey: United States,” 2/4/02, pg. 17

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[1]	Includes major Wintel players: Microsoft, Intel, HP, Compaq, Dell, IBM, and Gateway.

[2]	Compaq: Data includes all PCs, handhelds and workstations. Historical operating profit from Company filings and 1/28/02 Deutsche Bank research. 2002 projections for 1/28/02 Deutsche Bank research. HP: Data includes PCs for 1998-2000 and PC plus handhelds for 2001-2002. Historical operating profit from 10/2/01 Morgan Stanley research; projected 2002 values are from 2/13/02 Banc of America Securities research. IBM: Historical operating profit from company reports. 2002 projections from 11/1/01 Morgan Stanley research. Gateway: Operating profit from Morgan Stanley research dated 4/7/00, 7/20/01, and 1/25/02.

[3]	Dell: Total company operating profit margin from Dell website applied to PC only revenue from Morgan Stanley research dated 10/18/99, 8/11/00, and 1/22/02 to estimate operating profit by year. Dell’s fiscal year ends 1/31. Numbers have been shifted back one year to conform to most applicable calendar year.

[4]	Microsoft: 1998-2001 operating margins for PC-related software and services based on company 10-K filings. Operating margins applied to reported revenue for Desktop applications and platforms.

[5]	Intel: 1998-2001 operating margins based on Intel Architecture Group operating margins from company filings and 1/15/02 press release. Margins applied to estimated desktop-specific revenue in 10/17/01 CIBC World Markets report. 2002 projection based on overall Intel revenue and operating profit growth from 1/16/02 Morgan Stanley research, applied to current estimated Intel revenue and operating profit in desktops.

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[1]	IDC PC Tracker. 2001 data is latest available data (Q1-Q3 2001)

[2]	PC/PC server estimate from UBS Warburg research from report “Worldwide Demand Tracking February 2002: New PC Economics” Does not include services and enterprise businesses.

[3]	Compaq Q4 2001 Earnings Release. Compaq management claims of 60% direct refer to Compaq’s North American commercial segment only.

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[1]	Source: IDC Server Tracker.

[2]	Projection based on historical industry experience in PCs.

[3]	2001 market shares for Dell and Compaq represent actual data through 3rd quarter from IDC Server Tracker.

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Source: HP Analyst Meeting presentation from Vyomesh Jyoshi, 2/27/02, pg. 2

Source: HP Analyst Meeting presentation from Vyomesh Jyoshi, 2/27/02, pg. 7

Focus and Execute

Guiding Strategic Principles – "Focus and Execute"

1. Imaging & Printing
Defend the Franchise and Capitalize on Emerging Growth Opportunities

- Protect and enhance competitive positions in core inkjet and laser printer hardware and supplies markets
- Focus R&D to capitalize on opportunities in:
  - Digital cameras/image handling
  - Digital commercial printing
  - Enterprise printing and imaging
  - Multi-function printers
  - Color copying
  - Mobility and wireless printing
- Profit from expected market growth through leadership position and innovation
- Eliminate subsidization of other businesses
- Seriously consider spin-off within 12 to 18 months

2. Enterprise
Bolster Mid- and High-End Enterprise Position by Filling Key Gaps

- Aggressively grow high-end consulting and outsourcing services organically and through targeted add-on acquisitions
- Focus marketing and R&D on higher margin high-end and mid-range segments
  - Leverage strong Unix franchise
  - Leverage strong Itanium position
  - Take market share from Compaq and Sun in Unix
- Strengthen software offerings to drive higher margin enterprise sales
  - Pursue targeted strategic alliances and acquisitions
  - Rationalize existing software platforms for profitability
- Focus on profitability, not market share, in NT servers
  - Maintain position sufficient to offer end-to-end solutions
  - Explore strategic alliances
- Compete in Unix, Linux, and NT with value-added services, systems

3. Access
De-emphasize / Restructure the PC Business for Profitability

- Focus on profitability, not market share, in PCs
- Focus the business on more profitable segments, including consumer PCs
- Explore strategic alliances
- Explore new access devices where HP brand, technology, and distribution enables attractive margins

1 Based on HP 10/31/01 10-K and Bernstein research dated 12/18/01. Excludes $0.4B in restructuring and acquisition-related charges. Total EBIT includes $0.4Bn in other losses and eliminations.
2 Based on revenue growth and margin assumptions detailed on pages 28 and 29.
3 Historical FY 1998 to FY 2000 average operating income margin was 8.8%. HP reported an overall operating income margin of 6.3% in the first quarter of fiscal 2002. HP's standalone First Call estimate of $1.35, as of February 15, 2002, for fiscal 2003 implies an operating income margin of 6.9% based on a 22% effective tax rate and zero net interest expense and other income. Banc of America Securities projects an operating income margin of 7.4% in fiscal 2003 under management's current strategy and incorporates estimated impact of pre-closing negative revenue synergies.

1 Estimated potential share price in fiscal 2003. Prior presentations of the value impact of the proposed merger excluded the impact of potential multiple compression. This analysis excludes the impact of the costs to achieve potential cost savings.
2 Based on assumptions detailed on pages 28 and 29.
3 Based on First Call consensus estimate as of March 8, 2002 based on company's existing strategy.
4 Based on consensus earnings estimates for HP and Compaq of $1.35 and $0.47, respectively, for HP's fiscal 2003, $1.8 billion in pre-tax cost savings, 10% revenue loss, 25% contribution margin, and 26% effective tax rate.
5 Management assumption based on Analyst Presentation held on February 28, 2002.
6 Based on current First Call consensus estimate of $1.11 for fiscal 2002 and closing share price of $20.59, as of March 8, 2002.
7 Based on HP First Call fiscal 2002 EPS estimate of $1.05 and HP's closing share price of $23.21 on August 31, 2001. The weighted average price-earnings multiple of an index of comparable companies increased from 21.6x to 27.5x from August 31, 2001 to March 8, 2002. The index of comparable companies is comprised of the same companies used by Goldman Sachs in performing its "Selected Companies Analysis" in connection with rendering its fairness opinion to HP on its proposed merger with Compaq, excluding EMC, Gateway, Sun Microsystems, and Network Appliance because their price-earnings ratios were not meaningful as of March 8, 2002.
8 Based on lowest end of price-earnings multiple range used in December 19, 2001, HP Position on Compaq Merger presentation, page 29.
9 Based on HP's current fiscal 2002 price-earnings multiple of 18.5x applied to HP's current First Call consensus earnings estimate of $1.35 for fiscal 2003.

1 Based on assumptions detailed on pages 28 and 29.

Sources: HP 10-K filed 1/29/02, Hoover's Online, HP Website

1 Adjusted for share splits and stock dividends, the Goldman Sachs Comparable Index is comprised of companies used by Goldman in performing its "Selected Companies Analysis" in connection with rendering its fairness opinion to HP relating to HP's proposed merger with Compaq and includes AAPL, ACN, CSC, DELL, EDS, EMC, GTW, IBM, KCIN, NTAP, SUNW, weighted by shares outstanding.
2 1998 and 1999 Standalone estimates from First Call, as of January 20, 1998 (Forecast before DEC). 1998, 1999 and 2000 Combined estimates from First Call, as of August 1, 1998 (Forecast after DEC). 2002 and 2003 estimates from First Call, as of March 8, 2002. All actuals from First Call.

1 The Goldman Sachs Comparable Index is comprised of companies used by Goldman Sachs in performing its "Selected Companies Analysis" in connection with rendering its fairness opinion to HP relating to HP's proposed merger with Compaq and includes Apple Computer, Accenture, Computer Sciences Corporation, Dell, Electronic Data Systems, EMC, Gateway, IBM, KPMG Consulting, Network Appliance and Sun Microsystems, weighted by market capitalization.
2 Based on First Call estimates as of August 31, 2001.
3 Based on First Call estimates as of March 8, 2002.
Source: FactSet, First Call.

1 For twelve month period ended Jan. 31/02. Data from Bernstein research dated 2/14/02.
2 For twelve month period ended Dec. 31/01. Data from Bernstein research dated 2/14/02. Compaq's Commercial PC Group includes workstations.

1 Based on assumptions similar to management's outlined on page 30 of HP "Position on Compaq Merger," 12/19/01. Present values, except for core dilution and cost to achieve savings, calculated as of March 8, 2002 based on a 20x forward price-earnings multiple applied to net earnings impact in calendar year 2004. Assumes 26% marginal tax rate.
2 Assumes net pre-tax cost savings in calendar year 2004 of $2.0 billion based on $2.5 billion in cost savings and $0.5 billion in lost profit on lost revenues. Lost profit calculation assumes $84.0 billion in revenue in calendar year 2004 before revenue losses, 4.9% revenue loss, 12% contribution margin.
3 Represents the value of the core dilution of the transaction before the realization of cost savings at HP's current 2002 calendar year price-earnings multiple of 17.9x. Calendar 2002 pro forma earnings before cost savings calculated based on First Call consensus earnings estimates of $1.11 and $1.35 for HP for fiscal years 2002 and 2003, respectively, and $0.27 for Compaq for its fiscal 2002. Under management's present value methodology, the core dilution has a value of $3.38 per share based on calendar 2004 earnings estimates.
4 Realistic case based on $1.3 billion restructuring charge established in connection with Compaq's acquisition of DEC in 1998, which also involved approximately 15,000 layoffs, and the $635 million in retention bonuses announced by management in the proposed HP/Compaq merger. In fiscal 2001, HP took a $384MM charge for a restructuring it estimated would result in annual cost savings of approximately $500MM. Downside case based on 50% premium to realistic case (11.4% of transaction value). Compaq/DEC restructuring charge as a percentage of transaction value was 13.5%. Excludes the impact of new employment agreements with Ms. Fiorina and Mr. Capellas. Assumes cash is paid out ratably over the first six months following closing.
5 Realistic case based on BofA, "Hewlett-Packard: "Management Turns up the Heat," 12/19/01 base case of 87.8% of management estimate realized in 2003 ($1.8 billion assumed vs. management estimates of $2.1 billion). Downside based on BofA downside case 75.6% of management estimate realized in 2003 ($1.6 billion assumed vs. management estimates of $2.1 billion).
6 Realistic case based on historical experience of tech companies, revenue loss in services, and higher fixed cost assumptions post planned cost synergies. Downside case based on discount to Compaq/DEC transaction.
7 Realistic case assumption based on historical experience of tech companies, revenue loss in services. Downside case based on discount to McKinsey computer company example (see "Revenue Loss Benchmarks" on p. 13).

1 On 9/5/01, Moody's downgraded HP from Aa3 to A2, and placed Compaq under review for possible upgrade from Baa2. On 3/7/02, S&P downgraded HP from AA- to A-.
2 Compaq missed its 2000 and 2001 earnings forecasts at the beginning of each year by 11.0% and 87.3% whereas HP missed by 1.1% and 63.5% for the same periods.
3 Based on average next twelve months price earnings multiple from StockVal data from 10/25/91 to 8/31/01.
4 Based on management projections contained in 425 filing dated 12/19/01.
5 Based on realistic case pro forma EPS (see page 28 and 29 for detailed assumptions) excluding pro forma amortization of intangibles.
6 Based on monthly Barra predicted beta from 12/92 to 9/01.
7 Based on First Call revenue estimates for each company's fiscal 2003 as of 3/8/02.

  1 Management projected long-term growth estimates for the combined company from HP 425 Filing 10/25/01.
  2 Management combined company segment growth estimates before revenue losses calculated based on segment operating incomes, segment operating margins and segment revenue losses from HP 425 Filing 12/19/01.
  3 Based on weighted average projected growth rates from IDC for the following segments: inkjet hardware (1.8%), monolaser hardware (4.3%), color laser hardware (14.7%), inkjet supplies (11.9%), laser supplies (15.5%), digital cameras (12.5%) and scanners (7.5%). Also includes growth of Multi-Function printers from Lyra research (2.7%). Growth rates weighted by 2001 market sizes of inkjet hardware ($10.1B), monolaser hardware ($9.9B), color laser hardware ($7.0B), inkjet supplies ($13.6B), laser supplies ($14.3B), digital cameras ($6.8B), scanners ($4.5B), and MFPs ($7.7B).
  4 Imaging & Printing grown at a premium to management estimated growth rate due to strategic focus on that business.
  5 Market growth rate based on average of IDC growth rates for Unix servers (8.4%), NT servers (16.9%), and storage (1.7%), weighted by 2001 segment revenues estimated by Bernstein research dated 12/01, for Unix servers ($3.3B), PC Servers ($1.7B) and storage ($2.6B).
  6 Based on 0.5x market growth in NT servers and 1.25x market growth in Unix servers from segment focus. Storage grown at IDC projected rate of 1.7% from 2001 to 2003.
  7 Market growth rates based on average for IDC growth rates for outsourcing (12.3%), consulting (11.9%), systems integration (14.2%), and support (6.1%), weighted by segment revenue in outsourcing ($0.5B), consulting ($0.6B), systems integration ($0.8B), and support ($3.9B).
  8 Based on average of (i) 1.75x IDC sub-segment growth rates for outsourcing (12.3%), consulting (11.9%), and systems integration (14.2%) (equivalent to addition of 3,600 consultants at $250K per consultant per year) and (ii) Bernstein estimates for HP 2000 to 2001 growth rate in support (6.1%), weighted by segment revenue in outsourcing ($0.5B), consulting ($0.6B), systems integration ($0.8B), and support ($3.9B). Financing ($1.9B) projected with flat growth to 2003.
  9 Market growth based on IDC 2001 PC Tracker.
10 Based on HP growth at IDC 2001 PC Tracker segment growth rates for consumer and notebook segments, and assuming a 50% contraction of business desktops based on focus strategy.

  1 Estimated operating margin target pro forma for the proposed merger. Based on HP 425 Filing dated 10/25/01.
  2 Based on HP 10-K filings, excluding non-recurring and extraordinary items.
  3 Based on Bernstein research dated 12/18/01.
  4 From HP earnings release dated 2/13/02.
  5 Based on midpoint of HP 2001 margin and Banc of America Securities 2003 estimate of 13.4% from 2/4/01.
  6 From HP earnings release dated 2/13/02. Management noted that UNIX was profitable. Therefore, losses likely stemming from NT servers, software and storage.
  7 Based on Bernstein research 12/18/01 estimates of 12.5% Unix operating margin for 2001. Also based on operating NT servers and storage at breakeven and reducing estimated losses in software business by 50%.
  8 Estimated operating margin target pro forma for the proposed merger. Based on HP 425 Filing dated 12/19/01.
  9 Includes financing business as reported by HP 2/13/02.
10 Based on continued strong performance of services business as reflected in Q1 FY2002 reported numbers. Finance projected at break-even. Management anticipates steady state profitability in Finance of 8% to 10%.
11 Based on average of 12/18/01 Bernstein research 2000 and 2001 estimated Access segment operating margins, weighted by segment revenue breakdown, and accounting for 50% reduction in commercial PCs per footnote 10 in prior slide.